1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Second-Quarter/Six-Month 2008 Results

HIGHLIGHTS

▪
Net income for second-quarter 2008 of $60.3 million, $0.75 per fully diluted share, compared with a net loss of $6.5 million, $0.23 per share, in the second quarter of 2007.  Second quarter 2008 results included a mark-to-market unrealized loss of $43.2 million, $0.49 per fully diluted share, on open oil and gas derivative contracts.

▪
Daily production for second-quarter 2008 averaged 294 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with second-quarter 2007 average production of 54 MMcfe/d.  Results continue to benefit from the August 2007 oil and gas property acquisition and recent significant drilling success.

▪	Full-year 2008 average daily production expected to approximate 285 MMcfe/d net to McMoRan. Third quarter 2008 production is expected to approximate 280 MMcfe/d.
▪
McMoRan’s updated proved reserves, based on independent reservoir engineers’ estimates at June 30, 2008 approximated 399 billion cubic feet of natural gas equivalents (Bcfe), compared with 364 Bcfe at December 31, 2007.

o	PV-10 value of $3.9 billion using flat market pricing at June 30, 2008 and other assumptions required by the Securities and Exchange Commission.
o	Additions primarily reflect continued positive drilling results at Flatrock, which had 8/8ths reserves of 395 Bcfe (74 Bcfe net) at mid-year.
▪	Positive drilling results at Flatrock on OCS 310 at South Marsh Island Block 212 with four successful wells to date:
o	Flatrock No. 2 well commenced production on July 6, 2008. Gross production currently approximates 102 MMcfe/d, 19 MMcfe/d net to McMoRan.
o	Flatrock No. 3 well logged deeper pay in May 2008. In total, the well encountered 256 feet of net pay. First production is expected in the third quarter of 2008.
o	Flatrock No. 4 development well logged 116 net feet of pay in June 2008 and is drilling below 16,800 feet to proposed total depth of 18,500 feet.
o	Flatrock No. 5 well commenced on July 1, 2008 and is currently drilling below 9,700 feet to proposed total depth of 18,400 feet.
o	Flatrock No. 6 well expected to commence drilling in the second half of 2008.
▪	Mound Point East exploratory well on LA State Lease 340 is drilling below 17,000 feet.
▪	South Timbalier Block 168 ultra-deep exploratory well is drilling below 32,550 feet to evaluate potentially significant targets. The well is permitted to 35,000 feet.
▪	Operating cash flows totaled $209.4 million for second-quarter 2008 and $382.2 million for the six-months of 2008. Credit facility borrowings totaled $4.5 million at June 30, 2008.
▪
Total debt, excluding McMoRan’s senior convertible notes, approximated $305 million at June 30, 2008, $280 million lower than December 31, 2007 and $890 million lower than at the time of the August 2007 oil and gas property acquisition.

▪	Capital expenditures approximated $59.7 million for second-quarter 2008 and $111.1 million for the first six-months of 2008. Capital expenditures are estimated to approximate $260 million for 2008.
▪	In response to a significant increase in sulphur prices, McMoRan is evaluating the feasibility of restarting its Main Pass mine, which has a sulphur resource of approximately 60 million long tons.

SUMMARY FINANCIAL TABLE*

	Second Quarter			Six Months
	2008		2007	2008		2007
	(In thousands, except per share amounts)
Revenues	$375,508		$45,348	$670,984		$97,045
Operating income (loss)	81,064		685	136,889		(11,238)
Income (loss) from continuing operations	65,419		(4,237)	102,650		(21,066)
Income (loss) from discontinued operations	(748)		(1,102)	(1,604)		1,229
Net income (loss) applicable to common stock(a)	60,314		(6,486)	92,323		(21,389)
Diluted net income (loss) per share:
Continuing operations	$0.76	(c)	$(0.19)	$1.23	(c)	$(0.79)
Discontinued operations	(0.01)		(0.04)	(0.02)		0.04
Applicable to common stock	$0.75	(c)	$(0.23)	$1.21	(c)	$(0.75)
Diluted average shares outstanding(b)	88,278	(c)	28,882	86,783	(c)	28,620

a.	After preferred dividends.
b.	See Note g on page II
c.
Reflects assumed conversion of McMoRan’s 6% and 5¼% Convertible Senior Notes, 6.75% Mandatory Convertible Preferred Stock, and the dilutive effect of outstanding stock options and warrants into 30.8 million and 31.1 million shares for the second-quarter and six-month periods, respectively, resulting in the exclusion of $1.3 million in interest expense and $4.4 million in dividends in second-quarter 2008 and $4.1 million in interest expense and $8.7 million in dividends for the 2008 six-months period.

*
If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s second-quarter 2008 Form 10-Q, the related costs incurred through June 30, 2008 would be charged to exploration expense in the second quarter 2008 financial statements.  McMoRan’s investment in its five in-progress or unevaluated wells totaled $86.9 million at June 30, 2008.

NEW ORLEANS, LA, July 17, 2008 – McMoRan Exploration Co. (NYSE: MMR) today reported net income applicable to common stock of $60.3 million, $0.75 per fully diluted share, for the second quarter of 2008 compared with a net loss applicable to common stock of $6.5 million, $0.23 per share, for the second quarter of 2007.  For the six months ended June 30, 2008, McMoRan reported net income of $92.3 million, $1.21 per share, compared with a net loss of $21.4 million, $0.75 per share, in the 2007 period.

Second-quarter 2008 results from continuing operations totaled $65.4 million, including a loss of $43.2 million, $0.49 per share, for unrealized mark-to-market charges on McMoRan’s open oil and gas derivative contracts and an $18.9 million, $0.21 per share, non-cash charge to expense associated with stock option expense under applicable accounting rules.  During the second quarter of 2007, McMoRan’s net loss from continuing operations totaled $4.2 million, including $5.3 million of exploration expense.

Results for the six months of 2008 from continuing operations totaled $102.7 million, including a loss of $84.8 million, $0.98 per share, for unrealized mark-to-market charges on McMoRan’s open oil and gas derivative contracts.  Results for the six months of 2007 from continuing operations totaled a net loss of $21.1 million, including, $15.1 million of exploration expense, $5.5 million of start-up costs associated with MPEH™ and a charge to expense of $3.4 million to adjust reclamation accruals on two fields.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We are pleased to report continued positive drilling results, reserve additions and the status of ongoing drilling activities which provide shareholders with exposure to potentially significant discoveries.  Our strong production performance and positive market conditions for oil and natural gas are providing significant cash flows, which have allowed us to reduce debt significantly and invest in high potential exploration opportunities.  We are positive about the outlook for our business and encouraged by the results of our drilling activities as we work to build significant asset values through our focused exploration program.”

EXPLORATION ACTIVITIES
Since the initial discovery in July 2007 McMoRan has drilled four successful wells at Flatrock on South Marsh Island Block 212 in the OCS 310/Louisiana State Lease 340 area in approximately 10 feet of water.  Recent results from the field include the commencement of production at Flatrock No. 2 (location “B”) on July 6, 2008, deeper pay at the No. 3 delineation well (location “D”), and infill success in the Rob-L section at the No. 4 development well (location “C”).  Additional exploration and development activities are under way.  Successful wells can be brought on line quickly using the Tiger Shoal facilities in the immediate area.  Following is a status report on activities in the Flatrock area:

Flatrock Wells	Total Pay Intervals	Net Feet of Pay(1)	Status
No. 1 – “A” location Discovery Well	8	260	Gross production averaged approximately 38 MMcfe/d,~7 MMcfe/d, net to McMoRan in 2Q08
No. 2 – “B” location Delineation Well	8	289	Commenced production July 6, 2008: current gross rate is 102 MMcfe/d, 19 MMcfe/d net
No. 3 – “D” location Delineation Well	8	256	Drilled to total depth of 18,587': first production expected in 3Q08 in the Operc section
No. 4 – “C” location Development Well	2	116	Spud April 9, 2008: drilling below 16,800’ towards a proposed total depth of 18,500’
No. 5 – “E” location(2) Development Well	n/a	n/a	Spud July 1, 2008: drilling below 9,700’ towards a proposed total depth of 18,400’
No. 6 – “F” location(3) Delineation Well	n/a	n/a	To Spud in 2H08: Will target Rob-L and Operc sands with proposed total depth of 19,500’

(1)	Confirmed with wireline logs.
(2)	Located 1,800 feet west of the Flatrock No. 4 well and between the Flatrock No. 1 and No. 2 wells.
(3)	Located on South Marsh Island Block 217 and 3,100 feet southeast of the Flatrock No. 3 well.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

The Mound Point East exploratory well on Louisiana State Lease 340 commenced drilling on March 31, 2008 and is drilling below 17,000 feet towards a proposed total depth of 18,050 feet to evaluate potential Operc sands in the middle-Miocene.  McMoRan may elect to deepen the well to evaluate potential Gyro sands.  Mound Point East is located in less than 10 feet of water approximately 10 miles east of the Flatrock field.  McMoRan is targeting deep geologic features in the

Mound Point area similar to those discovered in the Flatrock field.  McMoRan holds a 32.5 percent working interest and a 23.2 percent net revenue interest in the well.  PXP holds a 43.4 percent working interest.  McMoRan’s investment in Mound Point East totaled $10.8 million at June 30, 2008.

The South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as the Blackbeard West No. 1) was reentered on March 18, 2008, and is drilling below 32,550 feet to evaluate potentially significant targets.  The well is permitted to 35,000 feet.  Logs indicated that the well has encountered potential hydrocarbon bearing zones that require further evaluation.  McMoRan operates the well and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI (NASDAQ: EXXI), hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in South Timbalier Block 168 No. 1 well totaled $8.5 million at June 30, 2008.

McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1.3 million gross acres including 280,000 gross acres associated with the ultra-deep trend.  Since 2004, McMoRan has participated in 17 discoveries on 32 deep shelf exploration prospects drilled and evaluated, including the significant Flatrock discovery in the third quarter of 2007.  Five additional prospects are either in progress or not fully evaluated.  McMoRan is developing plans to participate in the drilling of additional exploratory wells in 2008, including the Tom Sauk and Gladstone prospects on Louisiana State Lease 340, which lie below the significant historical shallow production at Mound Point, and the Northeast Belle Isle prospect in St. Mary Parish, Louisiana.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Second-quarter 2008 production averaged 294 MMcfe/d net to McMoRan, compared with 54 MMcfe/d in the second quarter of 2007.  McMoRan’s second quarter production rates were higher than April 2008 estimates of 285 MMcfe/d despite a 5 MMcfe/d impact from the assumed loss of royalty relief.  Because of the strength of natural gas prices during the second quarter of 2008 and the expectation of continued strong pricing, McMoRan is basing its accounting on an estimate that annual average 2008 natural gas prices will exceed $10.38 per MMbtu, the established threshold by Minerals Management Service above which royalty relief is not available for 2008.   Based on revised annual pricing expectations, second-quarter 2008 results also include a reduction to revenues of $3.9 million associated with the reversal of royalty relief recorded in the first quarter.

Average daily production for 2008, including production from the Flatrock No. 2 and No. 3 wells and from the Cottonwood Point discovery, is expected to approximate 285 MMcfe/day net to McMoRan, including 280 MMcfe/day in the third quarter of 2008.  If 2008 prices average less than $10.38 per MMbtu, production for the year is estimated to average approximately 290 MMcfe/d.

REVENUES
McMoRan’s second-quarter 2008 oil and gas revenues totaled $372.3 million, compared to $45.0 million during the second quarter of 2007.  During the second quarter of 2008, McMoRan’s sales volumes totaled 17.9 Bcf of gas, 1.1 million barrels of oil and condensate and 2.1 Bcfe of plant products, compared to 2.9 Bcf of gas, 308,200 barrels of oil and condensate and 0.2 Bcfe of plant products in the second quarter of 2007.   McMoRan’s second-quarter comparable average realizations for gas were $12.11 per thousand cubic feet (Mcf) in 2008 and $8.07 per Mcf in 2007; for oil and condensate McMoRan received an average of $122.99 per barrel in second-quarter 2008 compared to $62.87 per barrel in second-quarter 2007.

RESERVE UPDATE
McMoRan produced 53.2 Bcfe in the first half of 2008.  Through reserve additions and revisions McMoRan replaced 165 percent of its production during the first half of 2008.  Independent reservoir engineers’ estimates of McMoRan’s proved oil and gas reserves as of June 30, 2008, were 398.5 Bcfe, compared with 363.9 Bcfe at December 31, 2007.  The reserve additions primarily reflect continued positive drilling results at the Flatrock field.  Below is a summary of changes in proved reserves:

Bcfe
Proved Reserves at 12/31/07	363.9
First Half 2008 Production	(53.2)
Additions/Revisions	87.8
Proved Reserves at 6/30/08	398.5

Independent reservoir engineers' estimates of the present value of future net cash flows before income taxes from the production and sale of McMoRan's estimated proved reserves, determined using a ten percent discount rate and market pricing at June 30, 2008 of $140 per barrel of oil and $13.10 per MMbtu of natural gas and other assumptions required by the Securities and Exchange Commission, was $3.9 billion at June 30, 2008.

CASH FLOWS, CAPITAL EXPENDITURES AND CASH
Second-quarter 2008 operating cash flows totaled $209.4 million and $382.2 million for the first six months of 2008.  Capital expenditures totaled $59.7 million for the second quarter of 2008 and $111.1 million for the first six months of 2008.  Capital expenditures for 2008 are expected to approximate $260 million, including approximately $90 million in exploration costs associated with Flatrock and other opportunities and $170 million in development costs.  Capital spending may change as additional opportunities become available and to fund additional development capital expenditures on successful wells.

DEBT REDUCTION AND DEBT/EQUITY TRANSACTIONS
Total debt, excluding McMoRan’s convertible senior notes, approximated $305 million at June 30, 2008, $280 million lower than December 31, 2007, and $890 million lower than at the time of the Newfield acquisition in August 2007.  Borrowings under McMoRan’s $500 million revolving credit facility totaled $4.5 million at June 30, 2008.  On June 30, 2008, McMoRan had unrestricted cash and cash equivalents of $0.5 million.  Below is a summary of debt and share balances:

($ and share amounts in millions)	12/31/07	6/30/08		Adjusted(1) 6/30/08

Revolving Credit Facility	$ 274	$ 5	(2)	$ 5
Senior Notes Issued in 2007	300	300		300
Other Debt	11	-		-
Sub-Total	585	305		305
Convertible Debt	216	118	(3)	75
Total	$ 801	$ 423		$ 380
Basic Shares Outstanding	53.3	60.8		63.8
Shares Outstanding, including conversions	85.5	85.6		85.6	(4)

(1)	Reflects full conversion of 6% Convertible Senior Notes on July 2, 2008.
(2)	$395.5 million in availability after taking into account borrowings and $100 million in letters of credit for abandonment obligations associated with the acquired properties.
(3)
Reflects privately negotiated induced conversions of $40 million of 5¼% Convertible Senior Notes and conversions and privately negotiated conversions of $57 million of 6% Convertible Senior Notes in the first half of 2008.

(4)	Assumes conversion of outstanding 6.75% mandatory convertible preferred stock and remaining 5¼% Senior Convertible Notes.

DERIVATIVE CONTRACTS
In connection with financing arrangements for McMoRan’s oil and gas property acquisition in 2007, McMoRan hedged a portion of its production during 2008 - 2010 through a combination of swaps and puts.  Excluding the puts, McMoRan has a total of 12.6 Bcf of natural gas and 0.6 million barrels of oil hedged through 2010, representing less than 5 percent of estimated reserves.  Following is a summary of open swap positions at June 30, 2008:

	Natural Gas Positions		Oil Positions
	(million MMbtu)		(thousand bbls)
		Average		Average
	Volumes	Swap Price	Volumes	Swap Price
2H08	2.7	$ 9.16	120	$ 72.30
2009	7.3	$ 8.97	322	$ 71.82
2010	2.6	$ 8.63	118	$ 70.89

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, our derivative contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized immediately in our operating results.  McMoRan’s second-quarter 2008 results included a realized cash loss of $27.6 million and an unrealized loss of $43.2 million for mark-to-market accounting adjustments associated with open derivative contracts based on changes in their respective fair market values through June 30, 2008.  McMoRan’s fair value net liability after mark-to-market adjustments was $85.4 million at June 30, 2008.  We may consider additional opportunities to hedge portions of our production in the future.

MAIN PASS BLOCK 299 SULPHUR AND ENERGY HUB™ UPDATE
McMoRan maintains rights to a sulphur resource at Main Pass Block 299.  In August 2000, McMoRan ceased mining sulphur at this location because of low sulphur prices and high natural gas prices.  Sulphur prices have increased dramatically over the past 12 months and current prices approximate $450 per ton FOB Tampa, Florida.  McMoRan is evaluating the feasibility of producing this resource, which is estimated to contain approximately 60 million long tons of sulphur.  Developing the property would require significant capital expenditures.

McMoRan is continuing discussions with potential energy suppliers to develop commercial arrangements for the MPEH™ facilities located at Main Pass Block 299.  As previously reported, MARAD approved McMoRan’s license application for its MPEH™ LNG and natural gas storage project in January 2007.

The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers.  The MPEH™ facility, as approved, is expected to be capable of storing 28 Bcf of gas in underground storage caverns, producing natural gas liquids and regasifying LNG at a peak rate of 1.6 Bcf per day.  Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration and development costs; the potential Main Pass Energy HubTM Project and the potential restart of sulphur production operations at Main Pass Block 299.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil, natural gas and sulphur; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; costs and other contingencies associated with restarting sulphur operations; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the second-quarter 2008 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, August 15, 2008.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008 [a]	2007	2008 [a]	2007
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$372,321 [b]	$44,988	$664,267 [b]	$96,363
Service	3,187	360	6,717	682
Total revenues	375,508	45,348	670,984	97,045
Costs and expenses:
Production and delivery costs	69,505	16,618	125,151	34,346
Depletion, depreciation and amortization	121,001 [c]	15,530	242,333 [c]	42,565
Exploration expenses [d]	16,672	5,348	23,485	15,103
Loss on oil and gas derivative contracts [e]	70,775	-	116,006	-
General and administrative expenses [d]	18,237	4,415	27,249	10,812
Start-up costs for Main Pass Energy Hub™ [d]	1,645	2,752	3,262	5,457
Insurance recovery	(3,391)	-	(3,391)	-
Total costs and expenses	294,444	44,663	534,095	108,283
Operating income (loss)	81,064	685	136,889	(11,238)
Interest expense, net	(12,520)	(5,755)	(29,631)	(11,409)
Other income (expense), net	(1,897)	833	(2,524)	1,581
Income (loss) from continuing operations before income taxes	66,647	(4,237)	104,734	(21,066)
Provision for income taxes	(1,228)[f]	-	(2,084)[f]	-
Income (loss) from continuing operations	65,419	(4,237)	102,650	(21,066)
Income (loss) from discontinued operations	(748)	(1,102)	(1,604)	1,229
Net income (loss)	64,671	(5,339)	101,046	(19,837)
Preferred dividends and amortization of convertible preferred
stock issuance costs	(4,357)	(1,147)	(8,723)	(1,552)
Net income (loss) applicable to common stock	$60,314	$(6,486)	$92,323	$(21,389)

Basic net income (loss) per share of common stock:
Continuing operations	$1.06	$(0.19)	$1.69	$(0.79)
Discontinued operations	(0.01)	(0.04)	(0.03)	0.04
Net income (loss) per share of common stock	$1.05	$(0.23)	$1.66	$(0.75)

Diluted net income (loss) per share of common stock:
Continuing operations	$0.76	$(0.19)	$1.23	$(0.79)
Discontinued operations	(0.01)	(0.04)	(0.02)	0.04
Net income (loss) per share of common stock	$0.75	$(0.23)	$1.21	$(0.75)

Average common shares outstanding:
Basic	57,450 [g]	28,882	55,703 [g]	28,620
Diluted	88,278 [h]	28,882	86,783 [h]	28,620

a.	Selected amounts for the second quarter and six months ended June 30, 2008 associated with the properties acquired in August 2007 follows (in thousands):
	Second Quarter	Six Months
Revenues	$275,935	$492,789
Production and delivery costs	38,806	73,131
Depletion, depreciation and amortization	90,828	182,650

b.
Results include a reduction to revenues of $3.9 million to reverse royalty relief amounts recorded in the first quarter.  Pursuant to Minerals Management Service (MMS) regulations, if the annual average NYMEX market price for natural gas exceeds the MMS’s annual price threshold ($10.38 per MMbtu for 2008), then relief is suspended under the program and royalties would be due to the MMS.  Given the

I

strength of natural gas prices during the second quarter of 2008 and the expectation of continued strong pricing, McMoRan estimates that it will not be eligible to receive this relief in 2008.
c.	Includes impairment charges totaling $7.4 million to write off McMoRan’s interest in the West Cameron Block 176 and Ship Shoal Block 139 properties.

d.	Total stock-based compensation follows (in thousands):

	Second Quarter		Six Months
	2008	2007	2008	2007
General and administrative expenses	$9,140	$1,087	$10,121	$4,143
Exploration expenses	9,158	1,063	10,047	4,277
Main Pass Energy Hub start-up costs	636	83	707	320
Total stock-based compensation cost	$18,934	$2,233	$20,875	$8,740

Total stock-based compensation cost includes charges for immediately vested stock options totaling $16.2 million in the second quarter of 2008 and $4.4 million in the first quarter of 2007.

e.
Primarily represents the mark-to-market adjustment to record oil and gas derivative contracts at their period end fair value.  Also includes realized losses resulting from the settlement of contracts of $27.6 million and $31.2 million for the three and six months ended June 30, 2008, respectively.

f.
The 2008 tax provision is determined considering the company’s ability to utilize net operating losses from prior periods (NOL carry forwards) against estimated annual taxable income. Tax regulations impose limitations on the utilization of NOL carry forwards when a defined level of change in the stock ownership of certain shareholders is exceeded, including ownership changes resulting from conversion of convertible debt into common stock. If prior to the filing of McMoRan’s second-quarter 2008 Form 10-Q such a change in stock ownership occurs or is assessed to be probable of occurring during 2008, the second quarter and year to date tax provisions would be adjusted to reflect these limitations.

g.
Amount includes applicable effect on both periods of the issuance of 6.2 million shares of common stock associated with conversion of McMoRan’s 5% convertible preferred stock in June 2007, 16.9 million shares of common stock sold in November 2007 equity offering and the exercise of stock warrants for 2.5 million shares in December 2007 and June 2008.  Also includes 4.7 million and 6.5 million shares of common stock associated with the conversion of a portion of McMoRan’s convertible senior notes during the second quarter and six months ended June 30, 2008, respectively.

h.
Includes the applicable effect on the respective period on the assumed conversion of McMoRan’s 6% and 5¼% convertible senior notes, 6¾% mandatorily convertible preferred stock and the dilutive effect of the outstanding stock options and warrants whose exercise prices were less than McMoRan’s average stock price for the period into 30.8 million and 31.1 million shares for the second quarter and six months ended June 30, 2008, respectively.

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008 [a]	2007	2008 [a]		2007
Sales volumes:
Gas (thousand cubic feet, or Mcf)	17,858,000	2,907,700	35,401,400	[b]	6,756,800
Oil (barrels)	1,125,400	308,200	2,214,500		652,600
Plant products (per Mcf equivalent) [c]	2,114,000	245,200	4,479,000	[b]	680,700
Average realizations:
Gas (per Mcf)	$ 12.11	$ 8.07	$ 10.60		$ 7.80
Oil (per barrel)	122.99	62.87	110.40		58.32

a.
Sales volumes associated with the properties acquired in August 2007 totaled approximately 13.3 billion cubic feet (Bcf) of natural gas, 778,600 barrels of oil and condensate and 1.5 Bcf equivalent of plant products for the three months ended June 30, 2008.  For six months ended June 30, 2008, the sales volumes associated with the properties acquired in August 2007 totaled approximately 26.5 Bcf of natural gas, 1,555,000 barrels of oil and condensate and 3.5 Bcf equivalent of plant products.

b.
Results reflect a reduction of natural gas volumes of 0.3 Bcf and plant products volumes of 0.1 Bcf to reverse royalty relief amounts recorded in the first quarter.  Pursuant to Minerals Management Service (MMS) regulations, if the annual average NYMEX market price for natural gas exceeds the MMS’s annual price threshold ($10.38 per MMbtu for 2008), then relief is suspended under the program and royalties would be due to the MMS.  Given the strength of natural gas prices during the second quarter of 2008 and the expectation of continued strong pricing, McMoRan estimates that it will not be eligible to receive this relief in 2008.

c.
Results include approximately $21.0 million and $44.1 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter and six months ended June 30, 2008, respectively.  Plant product revenues for the comparable prior year periods totaled $2.0 million and $5.3 million.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2008		2007
	(In Thousands)
ASSETS
Cash and cash equivalents	$523		$4,830
Accounts receivable	221,017		128,690
Inventories	12,946		11,507
Prepaid expenses	4,031		14,331
Fair value of oil and gas derivative contracts	-		16,623
Current assets from discontinued operations, including restricted
cash of $0.5 million	3,024		3,029
Total current assets	241,541		179,010
Property, plant and equipment, net	1,393,037	[a]	1,503,359
Sulphur business assets, net	342		349
Restricted investments and cash	22,311		7,036
Fair value of oil and gas derivative contracts	162		4,317
Deferred financing costs	17,734		21,217
Total assets	$1,675,127		$1,715,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$112,631		$97,821
Accrued liabilities	100,851		68,292
6% convertible senior notes	43,503	[b]	100,870
Other short term borrowings	-		10,665
Accrued interest and dividends payable	9,898		13,055
Current portion of accrued oil and gas reclamation costs	73,780		80,839
Current portion of accrued sulphur reclamation costs	10,659		12,145
Fair value of oil and gas derivative contracts	64,417		14,001
Current liabilities from discontinued operations	1,727		2,624
Total current liabilities	417,466		400,312
Senior secured revolving credit facility	4,500		274,000
5¼% convertible senior notes	74,720		115,000
11.875% senior notes	300,000		300,000
Accrued oil and gas reclamation costs	230,783		213,898
Accrued sulphur reclamation costs	9,498		9,155
Contractual postretirement obligation	5,781		6,216
Fair value of oil and gas derivative contracts	21,124		7,516
Other long-term liabilities	24,425		16,962
Total liabilities	1,088,297		1,343,059
Stockholders' equity	586,830		372,229
Total liabilities and stockholders' equity	$1,675,127		$1,715,288

a.	Includes a total of $86.9 million of exploratory drilling and related costs associated with five unevaluated wells at June 30, 2008.

b.	On July 2, 2008, the remaining holders of McMoRan’s 6% Senior Convertible Notes elected to convert their notes into 3.05 million shares of McMoRan common stock.

IV

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2008	2007
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$101,046	$(19,837)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	1,604	(1,229)
Depletion, depreciation and amortization	242,333	42,565
Exploration drilling and related expenditures	1,066	1,335
Compensation expense associated with stock-based awards	20,875	8,740
Amortization of deferred financing costs	2,757	1,192
Unrealized loss on oil and gas derivative contracts	84,802	-
Loss on induced conversions of convertible senior notes	2,663	-
Reclamation expenditures	(4,005)	(2,858)
Prepayment of reclamation expenditures by third party owners	2,859	-
Increase in restricted cash	(7,567)	-
Other	(262)	(448)
(Increase) decrease in working capital:
Accounts receivable	(82,176)	(2,651)
Accounts payable and accrued liabilities	17,582	(13,774)
Prepaid expenses and inventories	(1,806)	25,032
Net cash provided by continuing operations	381,771	38,067
Net cash provided by discontinued operations	454	576
Net cash provided by operating activities	382,225	38,643

Cash flow from investing activities:
Exploration, development and other capital expenditures	(111,059)	(76,576)
Acquisition of oil and gas properties	1,112	-
Proceeds from restricted investments	-	3,019
Increase in restricted investments	-	(87)
Net cash used in continuing operations	(109,947)	(73,644)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(109,947)	(73,644)

Cash flow from financing activities:
Payments under senior secured revolving credit facility, net	(269,500)	(28,750)
Proceeds from senior secured term loan	-	100,000
Financing costs	-	(2,635)
Dividends paid on convertible preferred stock	(9,108)	(747)
Payments for induced conversion of convertible senior notes	(2,663)	-
Proceeds from exercise of stock options and other	4,686	1,280
Net cash (used in) provided by continuing operations	(276,585)	69,148
Net cash from discontinued operations	-	-
Net cash (used in) provided by financing activities	(276,585)	69,148
Net (decrease) increase in cash and cash equivalents	(4,307)	34,147
Cash and cash equivalents at beginning of year	4,830	17,830
Cash and cash equivalents at end of period	$523	$51,977

V